Nuveen Enhanced Corporate Opportunities Fund 486BPOS

Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen Enhanced Corporate Opportunities Fund of our report dated October 29, 2026, relating to the financial statements and financial highlights which appears in Nuveen Enhanced Corporate Opportunities Fund’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2026. We also consent to the references to us under the headings “Legal Opinions and Experts”, "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 12, 2026